Exhibit 4.7

Exclusive Option Agreement

This Exclusive Option Agreement (this “Agreement”) is executed by and among the following Parties as of June 3, 2019 in Beijing, the People’s Republic of China (“China” or the “PRC”):

Party A: Beijing Dasheng Online Technology Co., Ltd., a wholly foreign-owned enterprise, organized and existing under the laws of the PRC, with its address at C1602, NO.18 East Zhongguancun Road, Haidian District, Beijing;

Party B: Jiajia Huang, a Chinese citizen with Identification No.: ***; and

Party C: Beijing Dasheng Zhixing Technology Co., Ltd., a limited liability company organized and existing under the laws of the PRC, with its address at Room 9154, Suite 3, No.3 Xi Jing Street, High-tech Park, Ba Da Chu, Shijingshan District, Beijing.

In this Agreement, Party A, Party B, and Party C shall each be referred to as a “Party” respectively, and they shall be collectively referred to as the “Parties.”

Whereas:

1.                                      Party B is a shareholder of Party C and as of the date hereof holds 73.75% of the equity interests of Party C, representing RMB842,857 in the registered capital of Party C.

After mutual discussions and negotiations, the Parties have now reached the following agreement:

1.                                      SALE AND PURCHASE OF EQUITY INTEREST

1.1                               Option Granted

In consideration of the payment of RMB10 by Party A, the receipt and adequacy of which is hereby acknowledged by Party B, Party B hereby irrevocably grants Party A a binding and exclusive right to purchase, or  designate one or more persons (each, a “Designee”) to purchase the equity interests in Party C then held by Party B at once or at multiple times at any time in part or in whole at Party A’s sole and absolute discretion to the extent permitted by Chinese laws and at the price described in Section 1.3 herein (such right being the “Equity Interest Purchase Option”). Except for Party A and the Designee(s), no other person shall be entitled to the Equity Interest Purchase Option or other rights with respect to the equity interests of Party B. Party C hereby agrees to the grant by Party B of the  Equity Interest Purchase Option to Party A. The term “person” as used herein shall refer to individuals, corporations, partnerships, partners, enterprises, trusts, or non-corporate organizations.

1.2                               Steps for Exercise of the Equity Interest Purchase Option

Subject to the provisions of the laws and regulations of China, Party A may  exercise the Equity Interest Purchase Option by issuing a written notice to  Party B (the “Equity Interest Purchase Option Notice”), specifying:(a) Party A’s or the Designee’s decision to exercise the Equity Interest  Purchase Option; (b) the portion of equity interests to be purchased by Party A or the Designee from Party B (the “Optioned Interests”); and (c) the date for purchasing the Optioned Interests or the date for transfer of the Optioned Interests.

Strictly Confidential

1.3                               Equity Interest Purchase Price

The purchase price of the Optioned Interests (the “Base Price”) shall be RMB 10. If PRC law requires a minimum price higher than the Base Price when Party A exercises the Equity Interest Purchase Option, the  minimum price regulated by PRC law shall be the purchase price  (collectively, the “Equity Interest Purchase Price”).

1.4                               Transfer of Optioned Interests

For each exercise of the Equity Interest Purchase Option:

1.4.1                     Party B shall cause Party C to promptly convene a shareholders’ meeting, at which a resolution shall be adopted approving Party B’s transfer of the Optioned Interests to Party A and/or the Designee(s);

1.4.2                     Party B shall obtain written statements from the other shareholders of Party C giving consent to the transfer of the equity interest to Party A and/or the Designee(s) and waiving any right of first refusal related thereto;

1.4.3                     Party B shall execute an equity interest transfer contract with respect to each transfer with Party A and/or each Designee (whichever is applicable), in accordance with the provisions of this Agreement  and the Equity Interest Purchase Option Notice regarding the  Optioned Interests;

1.4.4                     The relevant Parties shall execute all other necessary contracts, agreements, or documents, obtain all necessary government licenses and permits, and take all necessary actions to transfer the valid  ownership of the Optioned Interests to Party A and/or the  Designee(s), unencumbered by any security interests, and cause  Party A and/or the Designee(s) to become the registered owner(s) of  the Optioned Interests. For the purpose of this Section and this Agreement, “security interests” shall include securities, mortgages, third party’s rights or interests, any stock options, acquisition right,  right of first refusal, right to offset, ownership retention, or other  security arrangements, but shall be deemed to exclude any security  interest created by this Agreement, Party B’s Equity Interest Pledge  Agreement, and Party B’s Power of Attorney. “Party B’s Equity Interest Pledge Agreement” as used in this Agreement shall refer to the Interest Pledge Agreement executed by and among Party A,  Party B and Party Con the date hereof and any modifications,  amendments, and restatements thereto. “Party B’s Power of Attorney” as used in this Agreement shall refer to the Power of Attorney executed by Party B on the date hereof granting Party A  with a power of attorney and any modifications, amendments, and  restatements thereto.

2.                                      COVENANTS

2.1                               Covenants regarding Party C

Party B (as a shareholder of Party C) and Party C hereby covenant on the following:

2.1.1                     Without the prior written consent of Party A, they shall not in any manner supplement, change, or amend the articles of association of Party C, increase or decrease its registered capital, or change its structure of registered capital in other manners;

2.1.2                     They shall maintain Party C’s corporate existence in accordance with good financial and business standards and practices, as well as obtain and maintain all necessary government licenses and permits by prudently and effectively operating its business and handling its affairs;

2.1.3                     Without the prior written consent of Party A, they shall not at any time following the date hereof, sell, transfer, mortgage, or dispose of in any manner any material assets of Party C or legal or beneficial interest in the material business or revenues of Party C of more than RMB 500,000, or allow the encumbrance thereon of any security  interests;

2.1.4                     Without the prior written consent of Party A, they shall not incur, inherit, guarantee, or suffer the existence of any debt, except for  payables incurred in the ordinary course of business other than through loans;

2.1.5                     They shall always operate all of Party C’s businesses within the normal business scope to maintain the asset value of Party C and  refrain from any action/omission that may affect Party C’s operating  status and asset value;

2.1.6                     Without the prior written consent of Party A, they shall not cause Party C to execute any major contract, except the contracts in the  ordinary course of business (for the purpose of this subsection, a  contract with a price exceeding RMB500,000 shall be deemed a  major contract);

2.1.7                     Without the prior written consent of Party A, they shall not cause  Party C to provide any person with a loan or credit;

2.1.8                     They shall provide Party A with information on Party C’s business  operations and financial condition at Party A’s request;

2.1.9                     If requested by Party A, they shall procure and maintain insurance  in respect of Party C’s assets and business from an insurance carrier  acceptable to Party A, at an amount and type of coverage typical for companies that operate similar businesses;

2.1.10              Without the prior written consent of Party A, they shall not cause or permit Party C to merge, consolidate with, acquire, or invest in any  person;

2.1.11              They shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration, or administrative proceedings relating to Party C’s assets, business, or revenue;

2.1.12              To maintain the ownership by Party C of all of its assets, they shall  execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate complaints, and raise necessary or appropriate defenses against all claims;

2.1.13              Without the prior written consent of Party A, they shall ensure that  Party C shall not in any manner distribute dividends to its shareholders, provided that upon Party A’s written request, Party C  shall immediately distribute all distributable profits to its  shareholders;

2.1.14              At the request of Party A, they shall appoint any person designated  by Party A as the director or executive director of Party C.

2.1.15              Without Party A’s prior written consent, they shall not engage in any business in competition with Party A or its affiliates; and

2.1.16              Unless otherwise required by PRC law, Party C shall not be dissolved or liquated without prior written consent by Party A.

2.2                               Covenants of Party B

Party B hereby covenants to the following:

2.2.1                     Without the prior written consent of Party A, Party B shall not sell, transfer, mortgage, or dispose of in any other manner any legal or beneficial interest in the equity interests in Party C held by Party B, or allow the encumbrance thereon, except for the interest placed in accordance with Party B’s Equity Interest Pledge Agreement and Party B’s Power of Attorney;

2.2.2                     Without the prior written consent of Party A, Party B shall cause the  shareholders’ meeting and/or the directors (or the executive director)  of Party C not to approve any sale, transfer, mortgage, or disposition  in any other manner of any legal or beneficial interest in the equity  interests in Party C held by Party B, or allow the encumbrance  thereon of any security interest, except for the interest placed in  accordance with Party B’s Equity Interest Pledge Agreement and  Party B’s Power of Attorney;

2.2.3                     Without the prior written consent of Party A, Party B shall cause the  shareholders’ meeting or the directors (or the executive director) of Party C not to approve the merger or consolidation with any person,  or the acquisition of or investment in any person;

2.2.4                     Party B shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration, or administrative proceedings relating to the equity interests in Party C held by Party B;

2.2.5                     Party B shall cause the shareholders’ meeting or the directors (or the  executive director) of Party C to vote their approval of the transfer  of the Optioned Interests as set forth in this Agreement and to take  any and all other actions that may be requested by Party A;

2.2.6                     To the extent necessary to maintain Party B’s ownership in Party C, Party B shall execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate  complaints, and raise necessary or appropriate defenses against all  claims;

2.2.7                     Party B shall appoint any designee of Party A as the director or the executive director of Party C, at the request of Party A;

2.2.8                     Party B hereby waives its right of first refusal in regards to the transfer of equity interest by any other shareholder of Party C to  Party A (if any), and gives consent to the execution by each other  shareholder of Party C with Party A and Party C the exclusive  option agreement, the equity interest pledge agreement and the  power of attorney similar to this Agreement, Party B’s Equity  Interest Pledge Agreement, and Party B’s Power of Attorney, and accepts not to take any actions in conflict with such documents executed by the other shareholders;

2.2.9                     Party B shall promptly donate any profits, interests, dividends, or  proceeds of liquidation to Party A or any other person designated by  Party A to the extent permitted under the applicable PRC laws; and

2.2.10              Party B shall strictly abide by the provisions of this Agreement and  other contracts jointly or separately executed by and among Party B, Party C, and Party A, perform the obligations hereunder and  thereunder, and refrain from any action/omission that may affect the  effectiveness and enforceability thereof. To the extent that Party B  has any remaining rights with respect to the equity interests subject  to this Agreement hereunder or under Party B’s Equity Interest Pledge Agreement or under Party B’s Power of Attorney, Party B shall not exercise such rights except in accordance with the written instructions of Party A.

3.                                      REPRESENTATIONS AND WARRANTIES

Party B and Party C hereby represent and warrant to Party A, jointly and severally, as of the date of this Agreement and each date of transfer of the Optioned Interests, that:

3.1                               They have the power, capacity, and authority to execute and deliver this  Agreement and any equity interest transfer contracts to which they are  parties concerning the Optioned Interests to be transferred thereunder (each,  a “Transfer Contract”), and to perform their obligations under this  Agreement and any Transfer Contracts. Party B and Party C agree to enter  into Transfer Contracts consistent with the terms of this Agreement upon  Party A’s exercise of the Equity Interest Purchase Option. This  Agreement and the Transfer Contracts to which they are parties constitute  or will constitute their legal, valid, and binding obligations, and shall be  enforceable against them in accordance with the provisions thereof;

3.2                               Party B and Party C have obtained any and all approvals and consents from  the relevant government authorities and third parties (if required) for the execution, delivery, and performance of this Agreement.

3.3                               The execution and delivery of this Agreement or any Transfer Contracts and the obligations under this Agreement or any Transfer Contracts shall not: (i) cause any violations of any applicable PRC laws; (ii) be inconsistent with the articles of association, bylaws, or other organizational documents  of Party C; (iii) cause the violation of any contracts or instruments to which  they are a party or which are binding on them, or constitute any breach  under any contracts or instruments to which they are a party or which are  binding on them; (iv) cause any violation of any condition for the grant  and/or continued effectiveness of any licenses or permits issued to either of them; or (v) cause the suspension or revocation of or imposition of  additional conditions to any licenses or permits issued to either of them;

3.4                               Party B has a good and merchantable title to the equity interests held by Party B in Party C. Except for Party B’s Equity Interest Pledge Agreement and Party B’s Power of Attorney, Party B has not placed any security interest on such equity interests;

3.5                               Party C has a good and merchantable title to all of its assets, and has not placed any security interest on the aforementioned assets;

3.6                               Party C does not have any outstanding debts, except for (i) debt incurred within its normal business scope; and (ii) debts disclosed to Party A for which Party A’s written consent has been obtained.

3.7                               Party C has complied with all laws and regulations of China applicable to  asset acquisitions; and

3.8                               There are no pending or threatened litigation, arbitration, or administrative  proceedings relating to the equity interests in Party C, assets of Party C, or Party C itself.

4.                                      EFFECTIVE DATE AND TERM

This Agreement shall become effective upon execution by the Parties, and remain  in effect until all equity interests held by Party B in Party C have been transferred  or assigned to Party A and/or any other person designated by Party A in  accordance with this Agreement.

5.                                      GOVERNING LAW AND DISPUTE RESOLUTION

5.1                               Governing Law

The execution, effectiveness, construction, performance, amendment, and termination of this Agreement as well as any dispute resolution hereunder shall be governed by the laws of the PRC.

5.2                               Methods of Dispute Resolution

In the event of any dispute arising with respect to the construction and  performance of this Agreement, the Parties shall first attempt to resolve the  dispute through friendly negotiations. In the event that the Parties fail to  reach an agreement on the dispute within 30 days after either Party’s request  to the other Parties for dispute resolution through negotiations, either Party  may submit the relevant dispute to the China International Economic and  Trade Arbitration Commission for arbitration, in accordance with its  arbitration rules. The arbitration shall be conducted in Beijing, and the arbitration award shall be final and binding to all Parties.

6.                                      TAXES AND FEES

Each Party shall pay any and all transfer and registration taxes, expenses, and fees incurred thereby or levied thereon in accordance with the laws of China in connection with the preparation and execution of this Agreement and the Transfer Contracts, as well as the consummation of the transactions contemplated under this Agreement and the Transfer Contracts.

7.                                      NOTICES

7.1                               All notices and other communications required or permitted to be given  pursuant to this Agreement shall be delivered personally or sent by  registered mail, prepaid postage, commercial courier services, or facsimile  transmission to the address of such Party set forth below. A confirmation copy of each notice shall also be sent by email. The dates on which  notices shall be deemed to have been effectively given shall be determined  as follows:

7.1.1                     Notices given by personal delivery, courier services, registered mail, or prepaid postage shall be deemed effectively given on the date of receipt or refusal at the address specified for such notices;

7.1.2                     Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of the transmission).

7.2                               For the purpose of notices, the addresses of the Parties are as follows:

Party A:                        Beijing Dasheng Online Technology Co., Ltd.

Address:                        C1602, NO.18 East Zhongguancun Road, Haidian District,  Beijing

Attn:                                           Jiajia Huang

Party B: Jiajia Huang

Address:                        C1602, NO.18 East Zhongguancun Road, Haidian District,  Beijing

Party C:                        Beijing Dasheng Zhixing Technology Co., Ltd.

Address:                        Room 9154, Suite 3, No.3 Xi Jing Street, High-tech Park, Ba  Da Chu, Shijingshan District, Beijing

Attn:                                           Jiajia Huang

7.3                               Any Party may at any time change its address for notices by having a notice delivered to the other Parties in accordance with the terms hereof.

8.                                      CONFIDENTIALITY

The Parties acknowledge that the existence and the terms of this Agreement, and  any oral or written information exchanged between the Parties in connection with  the preparation and performance of this Agreement are regarded as confidential  information. Each Party shall maintain the confidentiality of all such  confidential information, and without obtaining the written consent of other  Parties, it shall not disclose any relevant confidential information to any third  parties, except for the information that: (a) is or will be featured in the public  domain (other than through the receiving Party’s unauthorized disclosure); (b) is  under the obligation to be disclosed pursuant to the applicable laws or regulations,  rules of any stock exchange, or orders of the court or other government  authorities; or (c) is required to be disclosed by any Party to its shareholders,  directors, employees, legal counsels, or financial advisors regarding the  transaction contemplated hereunder, provided that such shareholders, directors,  employees, legal counsels, or financial advisors shall be bound by the  confidential obligations similar to those set forth in this Section. Disclosure of  any confidential information by the shareholders, director, employees of, or  agencies engaged by any Party shall be deemed disclosure of such confidential  information by such Party and that Party shall be held liable for breach of this  Agreement.

9.                                      FURTHER WARRANTIES

The Parties agree to promptly execute the documents that are reasonably required for or are conducive to the implementation of the provisions and purposes of this  Agreement and to take further actions that are reasonably required for or are  conducive to the implementation of the provisions and purposes of this  Agreement.

10.                               BREACH OF AGREEMENT

10.1                        If Party B or Party C conducts any material breach of any term of this  Agreement, Party A shall have right to terminate this Agreement and/or  require Party B or Party C to compensate all damages; this Section 10  shall not prejudice any other rights of Party A herein;

10.2                        Party B or Party C shall not have any right to terminate this Agreement in any event unless otherwise required by the applicable laws.

11.                               MISCELLANEOUS

11.1                        Amendments, changes, and supplements

Any amendments, changes, and supplements to this Agreement shall require the execution of a written agreement by all of the Parties.

11.2                        Entire agreement

Except for the amendments, supplements, or changes in writing executed after the execution of this Agreement, this Agreement shall constitute the  entire agreement reached by and among the Parties hereto with respect to  the subject matter hereof, and shall supersede all prior oral and written consultations, representations, and contracts reached with respect to the subject matter of this Agreement.

11.3                        Headings

The headings of this Agreement are for convenience only, and shall not be used to interpret, explain, or otherwise affect the meanings of the provisions of this Agreement.

11.4                        Language

This Agreement is written in both Chinese and English, and contains three copies, with each Party having one copy. If there is any inconsistency or conflict between English and Chinese version, the Chinese version shall prevail.

11.5                        Severability

In the event that one or several of the provisions of this Agreement are  found to be invalid, illegal, or unenforceable in any aspect in accordance  with any laws or regulations, the validity, legality, or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal, or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by the relevant  laws and the intentions of the Parties, and the economic effect of such  effective provisions shall be as close as possible to the economic effect of  those invalid, illegal, or unenforceable provisions.

11.6                        Successors

This Agreement shall be binding on and shall inure to the interest of the respective successors of the Parties and the permitted assigns of such Parties.

11.7                        Survival

11.7.1              Any obligations that occur or are due as a result of this Agreement  upon the expiration or early termination of this Agreement shall survive the expiration or early termination thereof.

11.7.2              The provisions of Sections 5,8, 10, and this Section 11.7 shall survive the termination of this Agreement.

11.8                        Waivers

Any Party may waive the terms and conditions of this Agreement, provided that such a waiver must be provided in writing and shall require  the signatures of the Parties. No waiver by any Party in certain  circumstances with respect to a breach by other Parties shall operate as a  waiver by such a Party with respect to any similar breach in other  circumstances.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Option Agreement as of the date first above written.

Party A: Beijing Dasheng Online Technology Co., Ltd. (seal)

[Company seal is affixed]

By:	/s/ Jiajia HUANG
Name:	Jiajia HUANG
Title:	Legal Representative

Party B: Jiajia HUANG

By:	/s/ Jiajia HUANG

Party C: Beijing Dasheng Zhixing Technology Co., Ltd. (seal)

[Company seal is affixed]

By:	/s/ Jiajia HUANG
Name:	Jiajia HUANG
Title:	Legal Representative

[Signature Page to Exclusive Option Agreement]